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EXHIBIT 3.3

CERTIFICATE OF INCORPORATION
OF
PACIFIC ENERGY GP, INC.

        The undersigned hereby establishes a corporation pursuant to the Delaware General Corporation Law, and for such purpose hereby certifies as follows:

        FIRST. The name of the corporation is Pacific Energy GP, Inc.

        SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH. (a) The total number of shares that the corporation shall have authority to issue is 1,000 shares of common stock, having a par value $0.01 per share.

          (b)  Each shareholder of record entitled to vote shall have one vote for each share of common stock standing in his name on the books of the corporation. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

          (c)  No stockholder of the corporation shall have any preemptive or similar right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

        FIFTH. The name and mailing address of the incorporator is:

        Lynn T. Wood
        555 17th Street, Suite 2400
        Denver, Colorado 80202

        SIXTH. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        SEVENTH. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

        EIGHTH. The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

        Dated this 19th day of December, 2001.

/s/ Lynn T. Wood
Lynn T. Wood Incorporator

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CERTIFICATE OF INCORPORATION OF PACIFIC ENERGY GP, INC.